Exhibit 28(h)(xii)

AMENDMENT NO. 1 TO SHAREHOLDER SERVICES AGREEMENT

This AMENDMENT NO. 1 TO SHAREHOLDER SERVICES AGREEMENT (“Amendment”) dated July 29, 2016 is by and between Seasons Series Trust (the “Trust”), on behalf of the Class 2 and Class 3 shares of its separately designated series, (each, a “Portfolio”), and The United States Life Insurance Company in the City of New York (f/k/a First SunAmerica Life Insurance Company) (the “Life Company”). The Trust and the Life Company are collectively referred to as the “Parties.”

WHEREAS, the Trust has adopted a service plan pursuant to Rule 12b-1 under the Investment Company Act of 1940 (the “Class 2 Plan” and “Class 3 Plan;” collectively, the “Plans”), for the Class 2 shares and Class 3 shares, respectively, of certain separate series of the Trust (each, a “Portfolio”, and collectively, the “Portfolios”); and

WHEREAS, the Life Company has agreed to provide, or arrange to provide, pursuant to a Shareholder Services Agreement (“Agreement”), certain shareholder services to the contract owners who are indirect beneficial owners of Class 2 and Class 3 shares of the Portfolios (“Covered Services”), including such Covered Services as may be requested by the Board of Trustees of the Trust (the “Board”) from time to time, in connection with Class 2 and/or Class 3 shares of the Portfolios.

NOW, THEREFORE, the Parties agree as follows:

1. Schedule A. Schedule A to the Agreement is hereby deleted in its entirety and replaced with Schedule A attached hereto, and made a part hereof.

2. Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one instrument.

3. Full Force and Effect. Except as expressly supplemented, amended or consented to hereby, all of the representations, warranties, terms, covenants, and conditions of the Agreement shall remain unchanged and shall continue to be in full force and effect.

4. Miscellaneous. Capitalized terms used but not defined herein shall have the meanings assigned to them in the Agreement.

[Remainder of the Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Parties have executed this Amendment as of the date of first above written.

THE UNITED STATES LIFE INSURANCE COMPANY IN THE CITY OF NEW YORK

By:
Name:
Title:

SEASONS SERIES TRUST

By:
Name:	John T. Genoy
Title:	President

SCHEDULE A

Portfolios of Seasons Series Trust

Allocation Balanced Portfolio*

Allocation Growth Portfolio*

Allocation Moderate Growth Portfolio*

Allocation Moderate Portfolio*

Asset Allocation: Diversified Growth Portfolio

Diversified Fixed Income Portfolio

Focus Growth Portfolio

Focus Value Portfolio

International Equity Portfolio

Large Cap Value Portfolio

Large Cap Growth Portfolio

Mid Cap Value Portfolio

Mid Cap Growth Portfolio

Multi-Managed Growth Portfolio

Multi-Managed Moderate Growth Portfolio

Multi-Managed Income/Equity Portfolio

Multi-Managed Income Portfolio

Real Return Portfolio*

Small Cap Portfolio

Stock Portfolio

*	Portfolio does not have Class 2 shares.

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